EXHIBIT 21.1

PC MALL, INC.

Subsidiaries of the Registrant

As of December 31, 2002

SUBSIDIARY	STATE OF INCORPORATION
CCIT, Inc.	Delaware
ClubMac, Inc	Delaware
ecost.com, Inc	Delaware
eLinux.com, Inc.	Delaware
PC Mall Gov, Inc	Delaware
PC Mall Sales, Inc.	California
WF Acquisition Sub, Inc.	Delaware